Exhibit 99.2 - Internal Memorandum to the Employees of The First National Bank of Long Island Regarding Mr. Johnson’s Decision To Leave the Employ of the Bank

INTEROFFICE MEMORANDUM

To: All Employees From: Mike Vittorio Date: May 26, 2005 Re: Retirement of Mr. Johnson

                Bill Johnson started with our Bank in 1979. After almost twenty-six years of devoted service, Bill has decided to retire from the Bank and our Board of Directors. We are accepting his resignation with regret and much appreciation for years of dedicated service.

                When Bill joined the Bank, total assets approximated $70 million. As of the end of our first quarter, total assets today are $957,682,000. Additionally, Bill grew our branch distribution system from six locations to twenty-four as we continued to expand on Long Island and in the New York Metropolitan area. The growth and financial strength of the Bank is largely attributable to Bill, his guiding hand and his management acumen. Bill’s accomplishments are really too many to enumerate in this announcement.

                We are proud of Bill and take equal pride in his many accomplishments. The Bank wishes him and his family luck, health, happiness and only good things in the years that lie ahead.

                Mr. Johnson will be succeeded by Walter C. Teagle III who presently serves as a director of The First of Long Island Corporation, The First National Bank of Long Island, and The Teagle Foundation. He is assuming the title of Non-Executive Chairman. Mr. Teagle recently joined Groton Partners LLC as a partner and focuses his efforts on private investments. Before joining Groton, Mr. Teagle served as the President of Teagle Management, Inc., a private investment consulting firm. He also served as a director of Lexent, Inc. from 1998 to 2002, during which time he held various executive offices at Lexent. Prior to 1998, Mr. Teagle was the President and Chief Executive Officer of Metro Design Systems, Inc., an engineering and design firm.

                Mr. Teagle holds a B.S. in Economics from the University of Maryland and an M.B.A. in Finance from the University of Pennsylvania Wharton School. Known to friends and family as “Teague,” Mr. Teagle resides in Mill Neck with his wife, Janet, where they raised their two sons and a daughter.

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